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This filing consists of the transcript to the investor call, including questions and answers, held by Aquila, Inc. on March 7, 2007.

Operator

Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Aquila, Inc. investor information on merger conference call. During today's presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. This conference is being recorded Wednesday, March 7, 2007. I would now like to turn the conference over to Neala Hackett, Director of Investor Relations.

Neala Hackett

Thank you. I would like to point your attention to slide 2, the Safe Harbor statement. This presentation and comments we will make contain forward-looking information related to financial forecasts and key assumptions underlying those forecasts. In connection with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Aquila is providing a number of important factors, risks, and uncertainties that could cause actual results to differ materially from the provided forward-looking information. These include forecasts and assumptions involving asset sales, debt reduction, earnings growth, capital expenditures, rate relief, reductions in corporate and central costs, litigation, and tax losses. Additional factors that could cause actual results to differ materially from these forward-looking statements are located on pages 64 and 65 of our Form 10-K for the year ended December 31, 2006. Additional risk factors that should be considered are located on pages 21 through 25 of our Form 10-K for the year ended December 31, 2006. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

I would also like to point your attention to slide 3, the Safe Harbor statement related to our announced merger with a subsidiary of Great Plains Energy. In connection with the merger, Great Plains intends to file with the SEC a registration statement on Form S-4 containing the joint proxy statement prospectus and other relevant materials.

The final joint proxy statement/prospectus will be mailed to stockholders of Great Plains and Aquila. Shareholders are urged to read the joint proxy statement/prospectus, and other relevant materials when they become available because they will contain important information about Great Plains, Aquila, and the merger. The registration statement, joint proxy statement/prospectus and other relevant materials and any other documents filed by Great Plains and Aquila with the SEC may be obtained free of charge at the SEC website. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Great Plains by directing a request to Great Plains at Great Plains Energy, 1201 Walnut Street, Kansas City, Missouri, 64106, attention: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila by contacting us at Aquila, Inc., 20 West 9th Street, Kansas City, Missouri, 64105, attention: Investor Relations.

Great Plains, Aquila, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxy related to the proposed transaction. Information about the executive officers and directors of Great Plains and the ownership of Great Plains common stock is set forth in Great Plains' annual report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on February 27, 2007, and the proxy statement for Great Plains, which was filed with the SEC on March 20, 2006. Information regarding our directors and executive officers and ownership of Aquila common stock is set forth in our annual report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 1, 2007, and the proxy statement for our 2006 annual meeting of stockholders, which was filed with the SEC on March 24, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains, Aquila, and the respective executive officers and directors, and proposed transaction by reading the joint proxy statement prospectus regarding the proposed transaction when it becomes available.

After all that I will now turn the call over to Rick Green, our Chief Executive Officer.

Rick Green

Thanks, Neala. Good morning and thank you for taking the time to listen to this call. I am here this morning with Beth Armstrong, our Chief Accounting Officer.

Turning over to slide 4, since announcing our transaction with Great Plains and Black Hills on February 7th, we have received a number of questions surrounding the auction process and stand-alone valuations for our company. In response to these and other shareholder questions, and in the interest of promoting transparency, we have chosen to accelerate disclosure. This in no way is meant to replace the full merger proxy. However, we felt it was important to get the information into the hands of the shareholders as timely as possible.

Today we're going to share with you the interest that we received in our utility properties and a summary of our robust auction process. We will brief you on Aquila's stand-alone forecast as well as provide you with a summary of advisor evaluations. We'll highlight some of the management change in control and advisor fees related to the transaction, and as we wrap up, we'll highlight our next steps as we work towards the shareholder vote for this proposed transaction.

On slide 5, this slide shows the time line of the exhaustive and robust auction process. It gives us a solid sense that the market has spoken. In May 2006, the Board, following the recommendations of the company's financial advisors, authorized us to approach nine parties that had been identified as potential buyers. In determining which parties to contact, the company and its financial advisors considered, among other things, the logical potential bidders in terms of operational synergies, financial wherewithal and M&A capability. We also contacted the other parties that had previously expressed interest in acquiring all or portions of the company. The nine parties included seven strategic parties and two financial parties. Seven of the nine parties contacted signed confidentiality agreements. The two other parties contacted declined to participate in the process. Of the seven parties that signed confidentiality agreements, six were provided with confidential marketing materials, including the company's financial projections. The seventh party elected not to continue in the process.

Five parties submitted nonbinding indicative bids in July 2006, each indication of interest was conditional upon further due diligence and the confirmation of certain assumptions made by the parties submitting the indication of interest. Each of the five parties that submitted a nonbinding indication of interest was invited to conduct due diligence and to submit a definitive offer in the second round of the sales process. In this regard, management presentations were made by the company in late August and September to four parties participating in the second round of the process. The fifth participant declined an invitation to receive a management presentation.

Of the five participants invited into the second round, only one bidder, the Great Plains/Black Hills bidder consortium, submitted an offer in late November. It was nonbinding and contingent on the company entering into exclusive negotiations to finalize the commercial terms of the definitive agreement. On December 8, 2006, after receiving detailed presentations regarding the status of the sale process and terms of the bid received from Great Plains and Black Hills, the board authorized the company to enter into exclusive negotiations with Great Plains and Black Hills in pursuit of a sale of the company.

Turning to slide 6, every category of bidder was represented in the process, yielding even more confidence in the process. Five parties submitted nonbinding indicative bids in July 2006, each indication of interest was conditional upon further due diligence and the confirmation of certain assumptions. The chart on this slide summarizes the indicative bids that we received. The bids ranged from $4.15 to $5.00 at the top end. In terms of consideration, we received proposals of all cash, to part cash, part stock, as in our deal, and to all stock.

I will now hand it over to Beth Armstrong to talk about our stand-alone valuation and the advisor results.

Beth Armstrong

Thank you, Rick, and good morning.

I'm going to begin on slide 7. While we do not, as a matter of course, provide public projections, in the context of the pending merger, we determined it would be beneficial to provide additional information regarding the run rate earnings outlook for 2008 as part of our year-end earnings presentation, and provide additional out-year financial projections on this call. The financial forecasts that I'm going to share with you were updated as part of our annual budgeting process and were used to determine the stand-alone value of the company compared to the bid received in the auction process previously described by Rick. The financial forecast was updated as of December 8, 2006, and does not reflect any costs attributed to the pending merger or any potential impact of the pending merger on rate case filings currently pending or planned.

I will turn to slide 8. Key financial assumptions and drivers for the stand-alone analysis. The earnings growth for this company is primarily driven by capital investment in the system over the next four years. This capital investment is concentrated in the Missouri electric jurisdiction, and is driven in large part by the need for new base load generation and environmental upgrades to existing facilities. The increased revenue from rate cases is timed based upon in-service dates for major plant additions and the procedural process in the various jurisdictions. We have assumed full recovery of prudently-incurred fuel expenses in the pending rate case and beyond with the implementation of a fuel adjustment clause in Missouri. Inflation of operating and maintenance costs is assumed at 3% with customer growth varying by jurisdiction, but averaging approximately 2 to 2.5%. The forecast assumes no additional costs associated with the pending litigation around South Harper. Crossroads is held for use over the forecast period, and tax net operating loss carry-forward benefits are utilized on a stand-alone basis through 2013. No dividends are paid during the period to help fund capital expenditures, and pending litigation is resolved within the reserve balances that are provided.

Moving to slide 9, as noted in the earnings call webcast on March 1st, the earnings for 2008 are expected to increase significantly from 2006 actual results. Electric and gas utility EBITDA is expected to increase by $111 million from 2006 to 2008. This increase is broken down in the table on the bottom of the page, lines 7 through 14. It's primarily related to increased revenues from rate cases and the expected implementation of the fuel adjustment clause in the pending rate case in Missouri. Additional rate case revenues from the Missouri case that was effective in March 2006 are expected to be approximately $4 million. The pending rate cases in Missouri, Nebraska, and Kansas are anticipated to provide an additional $47 million, and rate cases planned for filing in 2007 are expected to contribute $13 million. The fuel adjustment clause, if approved in the pending rate case is expected to contribute an additional $31 million over our 2006 actual results.

AFUDC is expected to increase significantly with construction of Iatan 2 and the environmental upgrades by $14 million. Corporate costs, shown on line 3, are significantly reduced from a net loss of $28 million in 2006, to $4 million in 2008. The 2008 plan for merchant shown on line 2 is a net loss of $5 million. This primarily includes the final months of the remaining long-term gas contracts and operating costs for Crossroads. The net change reflects the nonrecurring nature of the 2006 exit of the Elwood tolling contracts.

Slide 10. As previously mentioned, the primary driver behind the growth profile in EBITDA is capital investment, shown on line 16 of this slide as $739 million in excess of depreciation. The company earns additional EBITDA on capital investment once it is placed in service and recovered as part of rate base. Lines 1 through 5 roll the earnings from 2008 as discussed on the previous slide forward to 2012. Cumulative rate case increases of $125 million in 2009 through 2012, shown on line 2, primarily result from the environmental upgrades and new base load capacity added in Missouri Electric during the 2007 through 2010 time frame. Approximately $10 million of the $125 million is related to jurisdictions other than Missouri Electric.

AFUDC, or capitalized interest, varies over the forecast period, alongside the capital spending program. It increases significantly in 2008 through 2009, and then begins to decline in 2010 because most of the environmental capital investment is assumed to be placed in service at the end of 2008 to early 2009. Iatan 2 is assumed to be placed in service in June 2010. The forecast update as of December 8th did not include the additional combustion turbines from our February 5, 2007, IRP filing, or cost increases in the 10-K for environmental capital expenditures and Iatan 2.

Moving to slide 11, the other significant driver to the stand-alone valuation is the value of the net operating and carry forward tax benefits. The first column on this slide is updated for the 2006 year-end position from note 15 of the 10-K. Lines 10 through 13 depict the gross loss carry forwards that can be used to offset taxable income. The $92 million of AMT tax carry forwards do not expire. The net operating loss carry forward of $1.4 billion expires in various years, beginning in 2023 and ending in 2026. In the capital loss carry forward of $313 million can be used to offset future capital gains. These tax benefits expire in 2009.

Other than a minor amount of capital loss carry forward that will offset the tax gain on the sale of Kansas electric in 2007, we do not reflect any utilization of these benefits in the stand-alone valuation. Lines 1 through 6 show the deferred tax asset resulting from the loss carry forward as reflected on our books at 12/31/2006. The deferred tax asset on line 6 is $356 million. This net asset balance is net of valuation allowances and reserves for uncertain tax positions. When we adopted FIN 48 on January 1, 2007, we increased the asset balance by an additional $19 million of deferred tax benefit.

We also have a pending IRS audit and we expect to utilize a portion of the capital tax carry forward benefits, the net operating loss benefits and the AMT credits to settle outstanding issues. The utilization of these benefits is offset by reduction in reserve balances. This results in $358 million of tax assets that can be utilized to offset future tax liabilities. There is no valuation allowance against the AMT credits on line 5. However, the remaining AMT credits after the IRS audit will not be utilized until after the net operating loss benefits are fully utilized. Since this will not occur until after 2013, these credits do not significantly impact the stand-alone value of the business. The net amount of $293 million of NOL benefit was discounted based upon our forecasted earnings stream. The discounted value of these tax assets in the valuation is outlined in each of the advisor opinions included as part of the filing we made yesterday. Because the income increases over time, the utilization is back-end loaded and therefore results in a substantial discount to the book value. The discounted value is approximately $181 million in all advisor valuations.

Moving to slide 12, this slide depicts the realization of additional tax benefits as part of the pending merger. The sale of the gas properties and Colorado electric to Black Hills immediately before merging the remaining assets with Great Plains creates an estimated taxable gain of $650 million, because the tax basis in the assets is lower than the book basis. The tax gain is offset by the remaining capital loss carry forwards of $274 million and $376 million of net operating loss carry forwards. The top portion of the page reflects the impact on our deferred tax assets and liabilities of this transaction. First, the deferred tax asset is reduced by $105 million to offset the capital gain on the transaction with capital loss carry forward. Second, the NOL tax asset is reduced by $147 million for the remaining tax effect of the estimated gain. This reduction in the deferred tax assets is offset by estimated AMT taxes that will have to be paid of $13 million and a reduction of the deferred tax liabilities for depreciation and other timing differences of $111 million. The net impact of the transaction is the realization of $128 million of tax benefits, $105 million of which would not have otherwise been realized under our stand-alone valuation, and $23 million of which would have been realized over a longer period of time.

Slide 13. The financial forecast and tax attributes on the previous slides were utilized by our financial advisors to determine the stand-alone valuation of the company and compare it to the pending transaction. Our three advisors presented several methodologies to our board of directors for review, including discounted cash flow, comparable company trading multiples, precedent transaction multiples, and sum-of-the-parts analysis. The valuation across all methodologies and all advisor analysis ranged from a low of $2.25 to a high of $4.01. On the basis of this analysis, the board and management assessed that a price of $4.50 was fair from a financial point of view.

Now I will turn it back over to Rick.

Rick Green

Thanks, Beth. Turning to slide 14, our change in control agreements for management are not new and specific to this transaction. They were in place, and in the event that the impacted officers are not needed in a new organization, they are as follows. My change in control is three times my base pay of $990,000 per year. Our Chief Operating Officer's is 2.99 times his base pay, and market incentive per year, and all other Section 16b officers, if impacted, will receive two times their base pay and market incentive. In terms of advisor fees related to the transaction, we have agreed to pay Blackstone and Lehman Brothers each an $11.3 million success fee, 20% of which is paid upon announcement of the merger, 20% of which is payable upon receipt of Aquila's shareholder approval, and 60% of which is payable upon closing of the merger. We have agreed to pay Evercore $3.3 million, $1.5 million of which is paid upon issuance of a fairness opinion to the independent members of the Board of Directors, and the balance of which is payable on closing of the transaction. We will also reimburse the advisors for customary out-of-pocket expenses such as travel costs and legal fees.

Now on to slide 15 for the next steps in the process. We expect to file our joint preliminary proxy with Great Plains in the April to May time frame. Then we will file our definitive joint proxy when the first quarter financial results are available for inclusion. After receiving SEC approval we'll mail the definitive proxy to our shareholders, which would allow for an early third quarter shareholder vote. Now I would like to open up the call for questions.

Operator

Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. Please ask one question and one follow-up then repoll for additional questions. Our first question is from Michael Goldenberg with Luminous Management. Please go ahead.

Michael Goldenberg

Good morning. I've read the report by Blackstone and Lehman and all the valuation pieces. Had a question on this – in all the analysis, 2006-2008 EBITDA was used, and I guess I'm taking that analysis at face value. It seems that Aquila was sold somewhere in line, at least according to this analysis. My question has to do with more, for example, 2009, where according to your projection, which once again I'm considering to be true, there was 20% increase in EBITDA from 2008 to 2009. I'm pretty sure that none of the companies that were sold in precedent transactions had 20% increase in EBITDA from one year to another. So my question is, why wasn't that comparable analysis looked at on 2009 basis at which point I think, once again, if your numbers are true, the multiples would have been very different? Is it because your advisors had difficulty believing your 2009 numbers, or any other reasons? If they did believe them, why weren't those multiples used, because my guess is with the 20% growth in EBITDA it would have looked very different.

Beth Armstrong

Michael, this is Beth. I think one of the ways to balance that is looking at the discounted cash flow methodology, which of course, is going to take into account growth over the period of time and discount each of those years, and then in terms of the precedent transactions and trading comparables, one of the things, I guess I had looked at was just discounting that EBITDA back. Clearly if you're just looking at it on an undiscounted basis to the value of the transaction, there's a reduced multiple as you move out through those years, partly because of that increase in the EBITDA coming off the business. But if you discount that back the EBITDA multiples are still kind of in line.

Michael Goldenberg

Well, once again, would you discount both your EBITDA and the other companies' EBITDA? It's clear that your EBITDA growth is higher than other companies EBITDA growth, at least to the best of my knowledge. Once again, if those numbers are true, why is nowhere in the report is there anything regarding 2009 EBITDA when it seems to be a crucial metric just given the overall growth? And why wasn't there no announcement by Blackstone, Lehman, or by yourself, given what would seem like a very substantial increase?

Beth Armstrong

Michael, I think that the reason why multiple methodologies are used and the discounted cash flow methodology being heavily weighted in that process, so that takes into account the growth over the period, the forecast period.

Operator

Our next question comes from Jeff Gildersleeve with Millennium Partners. Please go ahead.

Jeff Gildersleeve

I also was going through the Q&A and Lehman's assessment of the valuation. There's no mention of how the pending asset sales were treated. Were they included in the EBITDA or were they netted with cash?

Beth Armstrong

In the Lehman valuation, they would have been included in the EBITDA there. It's read on a total deal basis.

Jeff Gildersleeve

Those asset sales were pending so they would be closed by 2008.

Beth Armstrong

Do you mean the Kansas electric sale that's pending?

Jeff Gildersleeve

Right. Specifically, Kansas.

Beth Armstrong

The proceeds from the Kansas electric sale would be netted against the market value of the debt.

Jeff Gildersleeve

Okay. They just say they added the cash on the balance sheet. So, but you say that was adjusted for Kansas?

Beth Armstrong

Yes.

Jeff Gildersleeve

Okay. Thank you.

Operator

Next question comes from Brian Russo with Ladenburg Thalmann. Please go ahead.

Brian Russo

Could you outline the scenario in which Aquila would have to pay the $45 million breakup fee? Is it if Aquila initiates the breakup of the merger, or is it tied to the shareholder vote? Maybe just a little more color on that.

Rick Green

The $45 million, clearly if we went somewhere else we would have to pay that $45 million. The other reasons I'll get for you and mention on the call to give you a more exhaustive list.

Brian Russo

All right. Can you also talk about the net market value of the debt? I know you've got two high-cost debt issues outstanding that trade well above par. I was just wondering how that -- I think it’s the $1.1 billion of net market debt – how that was calculated?

Beth Armstrong

Well, the market value of the debt is being calculated based upon a point in time, I believe most of the advisors, February 5th update for that, and then it is being offset by the cash on the balance sheet and the proceeds from the Kansas electric sale. Those issues would be in that market value of debt.

Operator

Our next question comes from Peter Desloge with Pirate Capital. Please go ahead.

Peter Desloge

Good morning. I'd just like to make a comment. We were appalled when this deal was announced, and notwithstanding that you guys have put out a lot of information last night in advance of the call, we continue to believe this transaction fails to be in the best interest of ILA shareholders. From what you have disclosed it's not possible to determine that you've truly explored looking into selling different pieces of the business. It seems as though the intent was to do a simple one-step deal and I'm not convinced you guys made a prudent and reasonable effort to investigate selling all parts. Recently, you guys have been working to sell assets to extract value to de-lever and to extricate yourselves from the mess of early 2000 but right now it seems to us that is not the best step. The deal has no premium and the market clearly does not approve as the spread has almost doubled. I guess what I'm trying to get at is what rationale do you have for linking the two transactions as opposed to having the two transactions valued on their own individual merits?

Rick Green

In the Q&A we tried to speak to that point because it has been a question that's arisen. As to the parts of the company, this is something that has been studied literally for a number of years in our repositioning plan, and it is why we went ahead with the asset sales that we did when we put six utilities on the block and then ended up selling four. What we found out in that study was there's only so far you can go with selling profitable parts of the company and being able to have a value-added residual company. Specifically to this transaction, moving ahead and selling just what would be the Black Hills piece here, as we address in the Q&A, would then leave an overhead hangover as far as our system.

Certainly we could relieve ourselves of the people, but the embedded systems are a more difficult problem, and certainly the single state of Missouri could not carry those costs. So it is not practical to continue to, in essence, liquidate the company piece by piece. As we have looked at that numerous times, we see that one starting to destroy shareholder value, and as far as the spread and where our stock is trading, that can be looked at in a number of different ways, but certainly when we look at Great Plains' price, and you figure in the time value of money to receiving the offer as well as execution risk, and I think at this point in time, getting to a point where the market is down a bit, we feel we're trading right in line with where we should be.

Operator

Next question comes from Michael Lapides with Goldman Sachs. Please go ahead.

Michael Lapides

Hey, guys, Michael Lapides here. Want to revisit a question I asked; just want to make sure I understand slides 11 and 12. Post-merger, what is the amount of cash tax offsets that you anticipate realizing once the deal closes? And through what time period will you realize that?

Beth Armstrong

Post-merger, under Great Plains as a merged company?

Michael Lapides

Yes.

Beth Armstrong

Well, it's going to be realized quite a bit faster, probably around five years for the remainder after we merge together, and that value is going to be the $399 million on slide 12.

Michael Lapides

Okay. And so does it make sense to assume that that's recovered equally over that amount of time? Is it very back-end loaded? Front loaded? How should we think about that?

Beth Armstrong

I would think it would be somewhat back-end loaded just with costs to combine the entities on the front end, and then realization increasing as synergies and income increases over time.

Operator

Our next question comes from Paul Patterson of Glenrock Associates. Please go ahead.

Paul Patterson

Good morning.

Rick Green

Good morning, Paul.

Paul Patterson

I wanted to ask, when we look at slide 10, what maintenance CapEx is. It looks like you throw in depreciation and you back out one item -- excuse me, line 14, capex over depreciation expense. Is depreciation being seen as a proxy for maintenance CapEx, or could you just give us a little bit more of a feeling for that?

Beth Armstrong

Typically the depreciation would be more around a maintenance CapEx level. We have some incremental CapEx in our baseline because as we add, the environmental upgrades and Iatan 2, we'll have additional ongoing capital that will be maintenance capital that will be added to the system.

Paul Patterson

So when we look at slide 10 and item 14, the growth CapEx would be pretty much the CapEx over the depreciation expense. Some of that is roughly speaking, and I realize there might be a few items here or there, but is that roughly right?

Beth Armstrong

Yes.

Paul Patterson

Okay. Thank you.

Operator

Next question is a follow-up from Michael Goldenberg. Please go ahead.

Michael Goldenberg

Good morning once again.

Rick Green

Hi, Michael.

Michael Goldenberg

Just had a follow-up question on synergies, because obviously a merger of two companies makes only so much sense as additional value created from synergies. In these reports, I didn't see analysis of precedent transaction and various synergies, at least as they were publicly stated at the time of the merger. Was there any analysis done to that extent of comparing synergies created by this merger versus synergies potentially created by other mergers, then comparing premiums against that? I would say the more the synergy, the more the premium I guess in theory a seller could request.

Beth Armstrong

Yes, Michael, we took a look at the synergies which Great Plains talked about in the announcement and their filing later before they made an investor trip out to Vegas to meet with various investors, and so we looked at those from a reverse due diligence standpoint in terms of whether we felt like those were realizable. However, in terms of the price for this transaction, we basically ran this as an auction process and the price was basically dictated through that auction process.

Rick Green

And I also think, Michael, just from the field that we went out and invited into the process, you had a mix of all different kind of synergy possibilities, and I think the adjacency certainly of Great Plains, and to some extent Black Hills, you had as strong a synergy profile as you can get with others.

Michael Goldenberg

Given the strong synergy profile wouldn't it have made sense to compare the synergies that can be realized from this transaction to synergies that can be -- that could have been realized from other transactions that you compared yourself against and precedent transaction analysis as done by the Lehman Brothers and Blackstone and compare either the multiple paid or premium paid or anything as relates to synergies potentially realized? To me there's strong correlation between those two. If you don't do analysis of synergies to premium I would wonder why that wasn't performed, or maybe it's just not made publicly available.

Beth Armstrong

Well, I think, Michael, the issue is that it's a transaction between what a buyer is willing to pay and what a seller is willing to sell at, and we ran an auction process to determine what that price was. We exerted as much pressure as possible on getting the best price out of that process, and we feel like the market spoke to us through the process, and that's why we're here talking about this deal.

Operator

Next question is a follow-up from Jeff Gildersleeve. Please go ahead.

Jeff Gildersleeve

Hi, Beth. I just wanted to follow up. What was the 2008 EBITDA used in the Lehman analysis?

Beth Armstrong

Everyone was working off of our baseline forecast that I presented to you on page 10, and I know that various advisors made some adjustments here and there for small things, but they're pretty much in line with the very same forecast, because all three advisors work off of the same baseline numbers.

Jeff Gildersleeve

And, I'm sorry, what was the 2008 guidance? It's not on page 10.

Beth Armstrong

I'm sorry, it's on page 9. That's the $288 million on line 4 on page 9.

Jeff Gildersleeve

Right. It's still, when you use that times are multiples, like on B-7, you get their implied equity value range using $1 billion in net debt. Is that the net debt number that was used in the analysis?

Beth Armstrong

Yeah, the net debt was $1.142 billion.

Operator

Next question is a follow-up from Michael Lapides.

Michael Lapides

Just want to follow up on my tax question, because I got cut off as I was asking one. So the $399 million comes in over five or six years roughly. What about the deferred tax liability of $247 million? When and how does that impact your cash flow statement?

Beth Armstrong

That's going to be primarily driven by accelerated depreciation. So it's going to turn around slower than that over more like a 15 to 20-year tax life.

Michael Lapides

Got it. Thank you.

Operator

Our next question is a follow-up from Brian Russo. Please go ahead.

Brian Russo

Hi. Do you think on slide 10 you can kind of lay out what the absolute rate base is in 2007? Then I imagine we could just layer on the CapEx over depreciation expense over time, then what types of assumptions were made on the company's forward-looking equity ratio?

Beth Armstrong

On the rate base capital employed, we have that estimated at about $1.5 billion as of the end of 2007, and we're running between 48 and 50% equity.

Brian Russo

Okay. So it looks like almost 50% increase in rate base over the next five years?

Beth Armstrong

Yes.

Brian Russo

Okay. Thank you.

Operator

At this time I'm showing no additional questions in the queue. I would like to turn the call back over to management for any closing remarks.

Rick Green

Before we close I'd like to follow up on the one question that dealt with the breakup fee. The one major event that would cause to us pay the breakup fee is if we, before the shareholder vote accepted a superior offer, so that's the main part of that answer. After that, want to thank everybody for their time and interest this morning. Certainly as you continue to work through this material, give us calls. We're more than happy to continue the discussion as we move toward the shareholder vote. Thank you, everybody.

Operator

Ladies and gentlemen, this does conclude the Aquila, Inc., investor information on merger conference call. You may now disconnect, and we thank you for using AT&T Teleconferencing.